Exhibit 10.3

AMENDMENT NO. 1 TO

SMART SAND, INC.

2012 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE SMART SAND, INC. 2012 EQUITY INCENTIVE PLAN (the “Amendment”), is made this 10th day of June, 2014. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan (as such term is defined in the recitals below).

R E C I T A L S:

WHEREAS, on May 23, 2012, the Board of Directors (the “Board”) and stockholders of Smart Sand, Inc., a Delaware corporation (the “Corporation”), adopted the SMART SAND, INC. 2012 EQUITY INCENTIVE PLAN (the “Plan”) which reserved 200,000 shares of common stock, $0.001 par value per share (“Common Stock”), of the Company for issuance thereunder;

WHEREAS, on or about August 1, 2013, the Company effected a reverse stock split of all of its outstanding shares of Common Stock at a ratio of one thousand to one (1,000:1), resulting in the Corporation’s stockholders receiving one (1) share of Common Stock for every one thousand (1,000) shares of Common Stock owned as of the effective date of the reverse stock split resulting in the shares of Common Stock authorized for issuance under the Plan being reduced to two hundred (200) Shares; and

WHEREAS, the Board and stockholders of the Corporation have authorized amendments to the Plan to, among other things, increase the number of Shares the Corporation is authorized to issue under the Plan from two hundred (200) Shares to four hundred (400) Shares.

NOW, THEREFORE, in accordance with the terms of the Plan, the Plan is hereby amended as follows:

Section 1.    Amendments to the Plan.

A.    Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“(a)    Shares Subject to the Plan. The Shares to be subject to Options or Restricted Stock under the Plan will be authorized and unissued Shares of the Corporation, whether or not previously issued and subsequently acquired by the Corporation. The maximum number of Shares that may be subject to Options or Restricted Stock under the Plan is four hundred (400). The Corporation will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.”

B.    The third sentence of Section 9(e) of the Plan is hereby deleted in its entirety and replaced with the following:

“However, any required withholding obligations may not be settled with Shares of Restricted Stock awarded under this Plan for which the Restricted Period has not expired.”

Section 2.    Effectiveness of Amendments. Upon adoption of this Amendment, the Plan shall thereupon be deemed to be amended as set forth in Section 1 above as fully and with the same effect as if such Amendments were set forth in the Plan, and this Amendment and the Plan shall henceforth respectively be read, taken and construed as one and the same instrument. All reference in the Plan to “this Plan” or “the Plan” shall be deemed to be references to the Plan as amended and modified by this Amendment. Except as specifically stated herein, all terms, covenants and conditions of the Plan shall remain in full force and effect.

ADOPTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF SMART SAND, INC. ON JUNE 10, 2014 AND BY THE STOCKHOLDERS OF SMART SAND, INC. ON JUNE 10, 2014.